Exhibit 99.1

TESLA RAISING MONEY TO ACCELERATE THE RAMP OF MODEL 3

ELON MUSK INCREASING HIS STAKE IN TESLA

PALO ALTO, Calif., May 18, 2016 — Tesla today announced an underwritten registered public offering of about $2 billion of common stock. Tesla is offering about $1.4 billion of shares with the remaining shares to be sold by Elon Musk to cover tax obligations associated with his concurrent exercise of more than 5.5 million stock options. On a net basis, Mr. Musk will increase his overall Tesla shareholdings through these transactions.

Capital supports accelerated ramp of Model 3

Because of the overwhelming demand that it has received for Model 3, Tesla intends to use the net proceeds from this offering to accelerate the ramp of Model 3. As noted in the Company’s first quarter shareholder letter, Tesla intends to start volume production and deliveries of Model 3 in late 2017 and to accelerate its 500,000 unit build plan from 2020 to 2018. Proceeds may be used for working capital and other general corporate purposes as well.

Elon Musk increases his shareholdings in Tesla

In connection with this offering, Elon Musk, Tesla’s CEO, will also be exercising stock options to acquire 5,503,972 shares of Tesla stock. These stock options were granted to Mr. Musk in 2009 and are due to expire in December 2016. Because the value of Tesla stock has increased considerably since 2009, Mr. Musk will owe a significant amount of taxes from exercising these stock options and will fund this tax obligation by selling only the amount of shares needed to do so. To be clear, all cash proceeds from the sale of stock by Mr. Musk will go to the federal and state governments to satisfy the 52% tax withholding on his stock option exercise. In addition, Mr. Musk will be donating 1.2 million shares of his Tesla stock to charity. Mr. Musk is a net buyer of Tesla stock in these transactions.

Morgan Stanley and Goldman, Sachs & Co. are acting as lead joint book-running managers for the offering, with Deutsche Bank Securities, Citibank, and BofA Merrill Lynch acting as additional book-running managers.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on May 18, 2016. The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, or email: prospectus-ny@ny.email.gs.com; from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: 800-503-4611, or email: prospectus.cpdg@db.com; from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or telephone: 800-831-9146; or from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplement.

Forward-Looking Statement

Certain statements in this press release, including statements regarding the proposed public offering of common stock, Tesla’s intended use for the proceeds of the offering, and Tesla’s plan to accelerate the ramp of Model 3 so that its 500,000 unit build plan can be advanced from 2020 to 2018, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the registration statement on Form S-3 on file with the SEC and the prospectus and prospectus supplement included or incorporated by reference therein, as well as the other documents Tesla files on a consolidated basis from time to time with the SEC, specifically Tesla’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Tesla on a consolidated basis to differ materially from those contained in Tesla’s forward-looking statements. Tesla disclaims any obligation to update information contained in these forward-looking statements.

Investor Relations Contact:

Jeff Evanson

Tesla Motors

ir@tesla.com

Press Contact:

Khobi Brooklyn

Tesla Motors

press@tesla.com